Exhibit 99.1

Coldwater Creek adds corporate governance expertise to Board

•	Lesher experienced as senior executive for legal, government and trade affairs for Sony Electronics

SANDPOINT, Idaho, Feb. 6, 2007 — Coldwater Creek (Nasdaq: CWTR) today announced it has appointed Frank Lesher to its Board of Directors. Lesher brings more than 30 years of senior executive experience in legal, government, trade affairs and corporate safety to the Board.

He was named as general counsel to Sony’s U.S. operations at the age of 35, and subsequently counseled a succession of Sony Electronics management team members during a time when the company’s domestic operations went from 500 employees and approximately $1 billion in sales to more than 11,000 employees and $12 billion in sales. Most recently, he served as Executive Vice President, General Counsel & Secretary of the Board, as well as chairing the corporation’s environmental action, ethics and information privacy and committees, before retiring from Sony in July of 2004.

As a senior executive, he has played a leadership role in the areas of strategic planning and budget-setting, as well as community and government affairs.

“Frank’s depth of experience in key business areas such as corporate governance and Sarbanes-Oxley compliance adds an important skill set and a new level of rigor to our ongoing efforts to establish Coldwater Creek as a premier national women’s apparel brand,” said Chairman and Chief Executive Officer Dennis Pence. “We are pleased and proud to have Frank join our board, and look forward to his efforts on our behalf in the years to come. With his addition to the board, six of our eight seats are now held by independent directors.”

Coldwater Creek is an integrated triple-sales-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of full-line retail stores located across the United States, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding the growth of our brand. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266